                                                                   EXHIBIT 10.11

                                                                [Execution Form]


             LIMITED RECOURSE SECURED PROMISSORY NOTE (THE "NOTE")


$400,000                                                            June 9, 1998


     FOR VALUE RECEIVED, the undersigned, Marvin Sexton ("Promissor"), hereby promises to pay MTL, Inc, (the "Company") or its assigns ("Promissee"), the principal sum of Four Hundred Thousand Dollars ($400,000) (the "Original Principal Amount") plus addition principal, as provided below, on June 9, 2006 (the "Maturity Date"), with any accrued interest thereon. Interest on the Note shall be computed (on the basis of a 360 day year of twelve 30 day months) on the unpaid principal balance thereof at the Contract Rate (as defined below), compounded semi-annually, commencing on the date hereof and continuing until the amounts owing hereunder are paid in full. The "Contract Rate" shall be set on a semi-annual basis commencing on the date hereof and shall be an interest rate per annum equal to LIBOR (as defined in Annex I hereto), plus 1.50%, but in no event shall the Contract Rate be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. On the last day of each Interest Period (as defined in Annex I hereto) interest accrued for such period shall be added to the then outstanding principal balance of the Note and shall thereafter bear interest at the Contract Rate until paid. All principal in addition to the Original Principal Amount and any accrued interest thereon is herein referred to as the "Additional Amount." Payments of principal of and interest on this Note shall be made in immediately available funds in lawful money of the United States of America ("U.S. dollars").

     The obligations of Promissor under this Note are secured as set forth in the Pledge Agreement, dated the date hereof, between Promissee and Promissor, a copy of which is attached hereto and incorporated herein as Exhibit A (the "Pledge Agreement"). This Note and the Pledge Agreement are limited recourse to the Promissor and Promissor shall not have any personal liability for repayment of this Note or under the Pledge Agreement other than the Additional Amount. Promissee's recourse on a default under this Note will be to first fully exercise its remedies under the Pledge Agreement with respect to the Pledged Collateral, before Promissor will be liable for any deficiency remaining after such a foreclosure and application of the proceeds.

     This Note may be prepaid in whole or in part at any time and from time to time, without premium or penalty. Principal on the Note shall be mandatorily pre-payable upon, and to the extent of, the receipt of any Net After-Tax Proceeds (as defined on Annex I hereto) from the sale of Pledged Collateral (as defined in the Pledge Agreement (as defined below)) within 30 days of the consummation of any such sale. All prepayments made on this Note shall be applied first to the payment of the Additional Amount and then to the Original Principal Amount.

     If Promissor shall fail to make payment in full of any amount of interest or principal hereunder when due and payable, then, without limiting Promissee's rights and remedies with respect to such failure, Promissor shall pay default interest on any overdue interest or principal payment at a rate equal to two percent (2%) per annum over the Contract Rate, accruing from the date of failure to make payment until the date payment is made.

     If an Event of Default (as defined in the Pledge Agreement) shall occur, the unpaid balance of the principal and interest of this Note shall automatically and immediately become due and payable, without the need the give notice to any person, and the Promissee shall have such rights and remedies as provided in the Pledge Agreement with respect to the Pledged Collateral.

     Promissor may not assign this Note without the prior written consent of Promissee, which may be granted or withheld for any reason or no reason. Promissee may assign this Note upon notice to Promissor. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of Promissor, Promissee and their respective successors, heirs, legal representatives and permitted assigns.

     All parties to this Note, whether maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

     This Note shall be governed by and in accordance with the laws of the State of New York.

THIS NOTE IS SUBJECT TO CERTAIN PROVISIONS OF THE PLEDGE AGREEMENT AND ANNEX I ATTACHED HERETO.



                                        By:______________________________
                                            Marvin Sexton

                                    ANNEX I
                                       to
                            Note dated June 9, 1998

          "Calculation Agent" means the Company's Board of Directors.

          "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

          "Interest Period" means each of the periods commencing (i) on and including June 15 and ending on and including the day immediately preceding the next succeeding December 15, and (ii) on and including December 15 and ending on and including the day immediately preceding the next succeeding June 15, with the exception that the first Interest Period shall commence on and include June 9, 1998 and end on December 14, 1998.

          "LIBOR," with respect to an Interest Period (as defined), will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day (as defined) after the Determination Date (as defined) that appears on Telerate Page 3750 (as defined) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount (as defined) in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page (as defined) as of 11:00 a.m. London time, on Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent will request the principal London Office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the Calculation Agent will request each of six major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

          "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

          "Net After-Tax Proceeds" means (i) the gross proceeds (expressed in U.S. dollars) received by the Promissor from the sale of the Pledged Collateral less the Promissor's tax basis in such Pledged Collateral for federal income tax purposes multiplied by (ii) one minus the then current effective consolidated
         -------------
federal, state and local tax rate of the Promissor with respect to such sale, expressed as a decimal.

          "Representative Amount" means a principal amount of not less than U.S. $1.0 million for a single transaction in the relevant market at the relevant time.

          "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

          "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service ( or such other page as may replace Page 3750 on that service).

          The amount of interest for each day that the Note is outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the then unpaid principal amount of the Note. The amount of interest to be accrued on the Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

                                                                       EXHIBIT A


  PLEDGE AGREEMENT dated June 9, 1998 ("Pledge Agreement"), made by Marvin Sexton ("Pledgor") to MTL, Inc. (the "Pledgee").

  WHEREAS, Pledgor is an officer of Pledgee, a Florida corporation, and owns or is purchasing on the date hereof an aggregate of 35,135 issued and outstanding shares of common stock, $.01 par value per share, of Pledgee (the "MTL Common Stock");

  WHEREAS, by Limited Recourse Secured Promissory Note (a copy of which is attached hereto and incorporated herein as Exhibit A) dated of even date herewith, the Pledgor has agreed on a limited recourse basis to repay to the Pledgee the amount of $400,000, together with interest, in the manner set forth therein (the "Note").

  WHEREAS, it is a requirement of the Note that the Pledgor shall have granted the security interests contemplated by this Pledge Agreement.

  NOW, THEREFORE, in consideration of the premises and in order to induce the Pledgee to provide the loan the subject of the Note, the Pledgor and the Pledgee hereby agree as follows:

  SECTION 1.  Pledge.  Pledgor hereby pledges and grants a security interest to
              ------
the Pledgee in the following (the "Pledged Collateral"):

          (i) every share of MTL Common Stock or option to purchase shares of MTL Common Stock now held, or hereafter acquired, by Pledgor (the "Pledged Securities") and the certificate(s) representing the Pledged Securities, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities;

          (ii)  all proceeds of the sale of any and all of the Pledged
     Securities.

  SECTION 2.  Security for Obligations.  The Pledged Collateral secures the
              ------------------------
prompt and complete payment and performance when due of all of the obligations of the Pledgor under the Note (the "Secured Obligations").

  SECTION 3.  Delivery of Pledged Collateral.  All certificates or instruments
              ------------------------------
representing or evidencing the Pledged Collateral shall be delivered to and held by the Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Pledgee. In addition, the Pledgee shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

SECTION 4.  Representations and Warranties. The Pledgor represents and warrants
            ------------------------------
to the Pledgee as follows:

          (i) The Pledgor is the sole legal and beneficial owner of the Pledged Securities, which Pledgor has not previously sold, assigned or transferred and which is free and clear of any lien, option, right, right of preemption or other charge or encumbrance, except for the security interest created by this Pledge Agreement.

          (ii) The pledge of the Pledged Collateral pursuant to this Pledge Agreement, upon delivery of the stock certificate as provided in Section 3 hereof, creates a valid and perfected first priority security interest in the Pledged Securities securing the payment of the Secured Obligations.

          (iii) No authorization, approval or other action by, and no notice to or filing with, any governmental or regulatory authority or any person is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of the Pledge Agreement by the Pledgor, or (ii) for the exercise by the Pledgee of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement.

          (iv) The Note and this Pledge Agreement is a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its respective terms (but subject to the limitation on personal liability stated in the Note).

  SECTION 5.  Further Assurances.  The Pledgor agrees that at any time and from
              ------------------
time to time, at the expense of the Pledgor, it will promptly execute and deliver all reasonable further instruments and documents, and take all reasonable further action, that may be necessary or desirable, or that the Pledgee may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

SECTION 6.  Voting Rights; Dividends; Etc.  (a) So long as no Event of Default
            -----------------------------
(as defined below) shall have occurred:

          (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement; provided, however, that the Pledgor shall not exercise or
                --------  -------
     refrain from exercising any such right if, in the Pledgee's sole judgment, such action would modify or in any way adversely change Pledgor's or Pledgee's rights under the Pledged Securities or any part thereof.

          (ii)  Notwithstanding the foregoing, any and all

               (A) dividends paid or payable and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

               (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a total liquidation or dissolution, and

               (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral,

     shall be, and shall be forthwith delivered to the Pledgee to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

  (b) Upon the occurrence of an "Event of Default" which shall mean any one of the following events:

          (1) Any representation or warranty made by the Pledgor in the Note or this Pledge Agreement shall prove to be incorrect in any material respect as of the time when made;

          (2) The Pledgor shall be in material breach of any covenant or agreement set forth in the Note or this Pledge Agreement and the breach is not cured within 10 days after notice to Pledgor;

          (3) The Pledged Collateral or any interest therein shall be sold, assigned, transferred or otherwise disposed of, or any option or right shall be granted with respect to the Pledged Collateral or any interest therein, or the Pledged Collateral or any interest therein shall be pledged, mortgaged or otherwise encumbered in any manner other than in favor of the Pledgee as contemplated in this Pledge Agreement;

          (4) The Pledgor shall fail to make payment when due of any principal or interest with respect to the Note and the payment failure is not cured within 10 days after notice to Pledgor; or

          (5) The Pledgor shall become insolvent or bankrupt, make an assignment for the benefit of its creditors or admit in writing its inability to, or be generally unable to, pay its debts as they become due, or the Pledgor shall have a trustee, receiver or custodian appointed in respect of it or all or a substantial portion of its property or to take advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation or winding up with respect to it.

          (i) Upon the request of the Pledgee, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) and to receive the dividends, principal or interest payments which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Pledgee, and the Pledgee shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, principal or interest payments.

          (ii) All dividends, principal or interest payments which are received by Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

  SECTION 7.  Transfers and Other Liens; Additional Shares.  Pledgor agrees that
              --------------------------------------------
it will neither (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, nor (ii) create or permit to exist any security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Pledge Agreement.

  SECTION 8.  Pledgee Appointed Attorney-in-Fact.  Pledgor hereby appoints the
              ----------------------------------
Pledgee, Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution or payment in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

  SECTION 9.  Pledgee May Perform.  If Pledgor fails to perform any agreement
              -------------------
contained herein, the Pledgee may itself perform or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by Pledgor under Section 12.

  SECTION 10.  The Pledgee's Duties and Reasonable Care.  The powers conferred
               ----------------------------------------
on the Pledgee hereunder are solely to protect its interests in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property, it being understood that the Pledgee shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

  SECTION 11.  Remedies.  If any Event of Default shall have occurred:
               --------

          (a) The Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") in effect in the State of New York at that time, and the Pledgee may also, without notice, except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Pledgee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable. Pledgor agrees that, to the extent notice of sale shall be required by law, at least fifteen (15) calendar days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) Any cash held by the Pledgee as Pledged Collateral and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Section 12) in whole or in part by the Pledgee against, all or any part of the Secured Obligations in such order as the Pledgee shall elect. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whosoever may be lawfully entitled to receive such surplus.

  SECTION 12.  Indemnity and Expenses.  Pledgor hereby agrees to indemnify the
               ----------------------
Pledgee from and against any and all claims, losses, damages and liabilities growing out of or resulting from this Pledge Agreement or the Note (including, without limitation, enforcement of this Pledge Agreement or the Note), except to the extent such claims, losses, damages, or liabilities result from Pledgee's gross negligence or willful misconduct; provided that the Pledgor's personal liability will be limited to the Additional Amount (as defined in the Note).

  SECTION 13.  Amendments, Etc.  No amendment or waiver of any provision of this
               ----------------
Pledge Agreement or the Note, nor consent to any departure by the

Pledgor herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Pledgor and the Pledgee, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  SECTION 14.  Addresses for Notices.  All notices and other communications
               ---------------------
provided for hereunder or under the Note shall be in writing and mailed or delivered by messenger or sent by facsimile, addressed to it at the following address:

if to the Pledgor:

  Marvin Sexton
  1002 S. Harbour Island Blvd.
  Unit #1605
  Tampa, Florida  33602

with a copy to

  David S.  Felman, Esq.
  Glenn Rasmussen & Fogarty
  100 South Ashley Drive
  Suite 1300
  Tampa, Florida  33601-3333

if to the Pledgee:

  MTL Inc.
  3108 Central Drive
  Plant City, Florida  33567
  Attn:  Charles J. O'Brien, Jr.
         President and Chief Executive Officer

with a copy to

  Dewey Ballantine LLP
  1301 Avenue of the Americas
  New York, New York 10019-6092
  Attn:  Morton A. Pierce, Esq. / Douglas L. Getter, Esq.

or at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed or delivered by messenger or sent by facsimile, respectively, be effective when received in the mails or delivered to the messenger or sent by facsimile, respectively, addressed as aforesaid.

Continuing Security Interest; Transfer of Notes.  This Pledge Agreement shall
-----------------------------------------------
create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until performance and payment in full of the Secured Obligations, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure to the Pledgee and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Pledgee may assign or otherwise transfer all or a portion of its rights or obligations under this Pledge Agreement or the Note, upon notice to the LLC, the Company and the Pledgor, to any transferee (each an "Assignee"), and such other Assignee shall thereupon become vested with all the benefits in respect of this Pledge Agreement and the Note granted to the Pledgee herein, therein or otherwise. Upon the payment and performance in full of the Secured Obligations, Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

Governing Law; Terms.  This Pledge Agreement and the Note shall be governed by
--------------------
and construed in accordance with the laws of the State of New York.

Miscellaneous.  (a) This Pledge Agreement is in addition to and not in
-------------
limitation of any other rights and remedies the Pledgee may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by the Pledgor or any other person or Assignee or by law or otherwise. If any provision of this Pledge Agreement or the Note is contrary to applicable law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof. The Pledgee shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

  (b) The Pledgee agrees it will not proceed against the Pledgor personally until it has fully exercised its rights under this Pledge Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the date first set forth above.

                                          PLEDGOR:


                                          _________________________________
                                          Marvin Sexton

                                          PLEDGEE:


                                          MTL, INC.


                                          By_______________________________
                                            Name:
                                            Title: